EXHIBIT 15.1

True Leaf Announces Warrant Repricing

VERNON, British Columbia, Dec. 24, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, announced today that it has approved the repricing of 2,354,254 warrants expiring on May 29, 2019, and 3,025,983 warrants expiring on June 12, 2019. The exercise price will change from $0.45 per share to $0.355, bringing it in line with the closing market price per share at December 21, 2018.

The repriced warrants will have an accelerated expiry date. In accordance with Canadian Securities Exchange (CSE) rules, the term of the warrants will be reduced to 30 days commencing seven days from the end of the closing market price of the shares exceeding the amended exercise price by 25 per cent for 10 consecutive trading days.

True Leaf will notify all warrant holders via mail of the proposed amendments to the terms of the warrants. Should warrant holders consent to and agree with these changes, they should sign and return the amendment to the Company by February 1, 2019 in order for the changes to each warrant to be effective.

Although authorized and approved by our Board of Directors, none of the proposed changes in the warrants are effective with respect to any warrant until written warrant holder consent and agreement is received by the Company.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Joe Green (US)
Edison Advisors
jgreen@edisongroup.com
O: 646-653-7030
M: 917-575-7089

Follow True Leaf

twitter.com/trueleafpet

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instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.